EXHIBIT 99.3

CRITICAL PATH, INC.

SHARES OF SERIES E REDEEMABLE CONVERTIBLE PREFERRED STOCK

OFFERED PURSUANT TO RIGHTS DISTRIBUTED TO HOLDERS OF RECORD OF

COMMON STOCK AND SPECIAL VOTING STOCK OF CRITICAL PATH, INC.

                    , 2004

Dear Shareholder:

      This notice is being distributed by Critical Path, Inc., a California corporation (the “Company”) to all holders of record of shares of its common stock at the close of business on [RECORD DATE] (the “Record Date”), in connection with a distribution in a rights offering (the “Rights Offering”) of subscription rights (the “Rights”) to subscribe for and purchase shares of its Series E Redeemable Convertible Preferred Stock, par value $0.001 per share (“Series E Preferred Stock”). The Rights are described in detail in the Company’s Prospectus dated                     , 2004 (the “Prospectus”) which is attached.

      In the Rights Offering, the Company is offering shares of its Series E Preferred Stock (the “Underlying Shares”), as described in the Prospectus.

      The Rights will expire, if not exercised, at 5:00 p.m., New York City time, on                     , 2004, unless extended in the sole discretion of the Company (as it may be extended, the “Expiration Time”). The Company may, in its sole discretion, terminate the Rights Offering at any time prior to the Expiration Time.

      As described in the accompanying Prospectus, record holders of our common stock will receive      Rights for every      shares of common stock held on the Record Date, based on the aggregate number of shares of common stock held rounded down to the nearest whole number.

      Each Right will entitle you to subscribe for one share of the Series E Preferred Stock (the “Basic Subscription Right”) at a subscription price of $1.50 per share (the “Subscription Price”).

      In addition, each holder of Rights who exercises their Basic Subscription Right in full will be eligible to subscribe (the “Over-Subscription Right”) at the Subscription Price for shares of Series E Preferred Stock that are not otherwise purchased pursuant to the exercise of Rights under the Basic Subscription Right (the “Excess Shares”), subject to availability and pro ration as described below. Each holder of Rights may only exercise their Over-Subscription Right if he/she exercised his/her Basic Subscription Right in full and other holders of subscription Rights do not exercise their Basic Subscription Rights in full. If there are not enough Excess Shares to satisfy all subscriptions made under the Over-Subscription Right, the Company will allocate the remaining Excess Shares pro rata, after eliminating all fractional shares, among those Rights holders who exercised their Over-Subscription Rights. “Pro rata” means in proportion to the amount of over-subscription price tendered by each person seeking to exercise their Over-Subscription Right as of the Expiration Time of the Rights Offering. If there is a pro rata allocation of the remaining Excess Shares and a holder of Rights receives an allocation of a greater number of Excess Shares than he/she subscribed for under their Over-Subscription Right, then the Company will allocate to them only the number of Excess Shares for which they subscribed. The Company will allocate the remaining Excess Shares among all other holders exercising their Over-Subscription Rights. See “The Rights Offering — Subscription Rights” in the Prospectus.

      The Rights will be evidenced by transferable Rights certificates (the “Subscription Rights Certificates”) and will be null and void and cease to have value at or after the Expiration Time.

      Enclosed are copies of the following documents:

1. Prospectus;

2. Subscription Rights Certificate;

3. Instructions for Use of Critical Path Subscription Rights Certificates (including a Notice of Guaranteed Delivery for Subscription Rights Certificates Issued by Critical Path, Inc.); and

4. A return envelope addressed to Computershare Trust Company, the Subscription Agent.

      Your prompt action is requested. To exercise the Rights, you should properly complete and sign the Subscription Rights Certificate (or the Notice of Guaranteed Delivery if you are following the Guaranteed Delivery Procedures) and forward it, with payment of the Subscription Price in full for each share subscribed for pursuant to the Basic Subscription Right and the Over-Subscription Right, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Subscription Rights Certificate or Notice of Guaranteed Delivery with payment of the Subscription Price, including final clearance of any checks, prior to the Expiration Time.

      A RIGHTS HOLDER CANNOT REVOKE THE EXERCISE OF ITS RIGHTS. RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION TIME WILL EXPIRE.

      Additional copies of the enclosed materials may be obtained from Georgeson Shareholder Communications Inc., our Information Agent, by calling (800) 843-1451 toll-free for shareholders and (212) 440-9000 for banks and brokerage firms.

Very truly yours,

CRITICAL PATH, INC.

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